NSAR ATTACHMENT ITEM 77c
Matters Submitted to a Vote of Security Holders

REPORT OF THE FUND’S SPECIAL SHAREHOLDER MEETING

A Special Meeting of Shareholders of the Mairs and Power Growth Fund, Inc. took place on December 16, 2011, to approve the reorganization of the Fund into a newly formed series of the Mairs and Power Funds Trust, to approve revisions to the Fund’s fundamental and nonfundamental investment restrictions and to approve the election of the Board of Directors of the Trust. All Fund shareholders of record at the close of business on October 20, 2011 were entitled to vote. As of the record date, the Fund had 27,741,416 shares outstanding.

Proposal	In Favor	%	Against	%	Abstain	%
To approve the proposed Agreement and Plan of Reorganization	14,409,656	95	545,287	4	198,599	1
To revise the policy regarding issuer diversification	14,245,661	94	700,802	5	207,077	1
To eliminate the policy regarding purchases of securities of other investment companies	14,180,572	94	775,192	5	197,776	1
To revise the policy regarding industry concentration	14,201,755	94	727,778	5	224,007	1
To revise the policy regarding investments in real estate	14,177,424	94	768,144	5	207,973	1
To eliminate the policy regarding the use of put and call options	14,035,100	92	882,961	6	235,480	2
To revise the policy regarding the making of loans by the Funds	13,955,317	92	967,069	6	231,154	2
To eliminate the policy regarding the purchase of securities on margin or short sales	14,058,261	92	867,260	6	228,018	2
To revise the policy regarding borrowing by the Funds	14,051,818	93	880,253	6	221,469	1
To eliminate the policy regarding pledges by the Funds	14,019,446	92	887,273	6	246,822	2
To eliminate the policy regarding Fund participation in joint trading accounts	14,140,467	93	748,639	5	264,436	2
To eliminate the policy regarding investing for the purpose of control	14,172,205	93	738,271	5	243,066	2
To revise the policies regarding acting as an underwriter	14,176,013	93	722,961	5	254,567	2
To eliminate the policy regarding the purchase of securities also owned by certain related persons	13,998,607	93	937,973	6	216,960	1
To revise the policy regarding investments in commodities	14,082,316	92	843,092	6	228,133	2
To elect Norbert J. Conzemius (Independent Director)	17,939,467	97	403,367	2	164,683	1
To elect Mary Schmid Daugherty (Independent Director)	17,918,500	97	435,716	2	153,301	1
To elect Bert J. McKasy (Independent Director)	17,887,680	97	455,693	2	164,143	1
To elect Charles Osborne (Independent Director)	17,962,216	97	378,469	2	166,831	1
To elect William B. Frels (Interest Director)	17,963,163	97	381,523	2	162,831	1